Exhibit 99.l

February 25, 2014

Contact:	Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES AND BANK OF HAMPTON ROADS ANNOUNCE REGULATORS LIFT WRITTEN AGREEMENT

-Federal Reserve Bank of Richmond and Virginia Bureau of Financial Institutions terminate written agreement
-Written agreement lifted due to Company’s continued strong progress

Virginia Beach, Virginia, February 25, 2014:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”), today announced that the Federal Reserve Bank of Richmond (“FRB”) and the Virginia Bureau of Financial Institutions (“BFI”) terminated the regulatory written agreement (“Written Agreement”) entered into on June 9, 2010, among the Company, BHR, FRB and the BFI.  The Company and BHR are no longer subject to the terms and conditions of the Written Agreement.

Douglas J. Glenn, President and Chief Executive Officer of the Company and Chief Executive Officer of BHR, said, “We are proud of the significant improvements in our financial condition and operations, and today’s announcement by our regulators confirms our continued progress.  We are grateful to our entire team at Hampton Roads Bankshares, The Bank of Hampton Roads, and Shore Bank for their hard work during this time.  We are now a much stronger company, and we believe we are well-positioned to move forward and grow in the future.”

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and the Company’s positioning and potential for growth. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Virginia Beach, Virginia. The Company's primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the "Banks"). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, The Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as The Bank of Hampton Roads and Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Virginia, eastern Maryland, and southern Delaware through seven banking offices, ATMs, and loan production offices in West Ocean City, Maryland and Rehoboth Beach, Delaware. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company's common stock are traded on the NASDAQ Global Select Market under the symbol "HMPR." Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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